Kemper Corporation 2023 Omnibus Plan
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
This NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of this ______ day of _________________, 20__ (“Grant Date”) between KEMPER CORPORATION, a Delaware corporation (“Company”), and «name» (“Participant”) for an Award of restricted stock units (“RSUs”), each representing the right to receive one share of the Company’s common stock (“Common Stock”) on the terms and conditions set forth in this Agreement.
SIGNATURES
As of the date set forth above, the parties have accepted the terms of this Agreement by signing this Agreement by an electronic signature, and each party agrees that such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.
KEMPER CORPORATION              PARTICIPANT
By: ____________________________________        _____________________________
«CEO or Chairman of the Board Signature and Title»    «Name»
RECITALS
A.The Board of Directors of the Company (“Board”) has adopted the Kemper Corporation 2023 Omnibus Plan (“Plan”), including all amendments to date, to be administered by the Compensation Committee of the Board or any subcommittee thereof, or any other committee designated by the Board to administer the Plan (“Committee”). Capitalized terms that are not defined herein shall be defined in accordance with the Plan.
B.The Plan provides, among other things, for grants of awards to non-employee Directors of the Company, of the type, in the amounts and subject to such terms as shall be determined from time to time by the Board after considering any recommendation by the Committee.
C.The Committee has adopted rules and procedures for the deferral of non-employee Director RSU Awards that permit a non-employee Director to defer the date on which an RSU granted to a non-employee Director is converted into Common Stock (“Deferral Rules and Procedures”).
NOW, THEREFORE, the parties hereto agree as follows:
1.Grant. The Company grants an aggregate of «shares» («shares») RSUs, which represent the Company’s unfunded and unsecured promise to issue shares of Common Stock, to the Participant, subject to the terms and conditions set forth in this Agreement. The RSUs shall not entitle the Participant to any rights of a shareholder of Common Stock and the Participant has no rights with respect to the Award other than rights as a general creditor of the Company.
2.Governing Plan. This Award is granted pursuant to the Plan, which is incorporated herein for all purposes. The Participant agrees to be bound by the terms and
As of 5-2-23

conditions of the Plan, which controls in case of any conflict with this Agreement, except as otherwise provided for in the Plan. No amendment of the Plan shall adversely affect this Award in any material way without the written consent of the Participant.
3.Restrictions on Transfer. The RSUs shall be restricted during a period (“Restriction Period”) beginning on the Grant Date and expiring on the Settlement Date (as defined in Section 6 below). During the Restriction Period, neither this Agreement, the RSUs nor any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise (any such disposition being referred to herein as a “Transfer”), except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be Transferred during the Restriction Period to the spouse or former spouse of the Participant pursuant to any divorce proceedings, settlement or judgment, unless approved by the Committee. Any attempt to Transfer this Agreement, the RSUs or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect, and the Company shall not recognize or give effect to any such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such RSUs.
4.Vesting and Forfeiture.
(a)Vesting. To the extent not previously forfeited, the RSUs shall fully vest on the earliest to occur of the following (“Vesting Date”), except as otherwise provided herein:
(i)the first anniversary of the Grant Date, if the Participant continues in Service through such anniversary date;
(ii)the date of the Participant’s death, if the Participant dies while in Service;
(iii)the date of the Participant’s Disability, if the Participant becomes Disabled while in Service;
(iv)the date of a Change of Control after which the Director ceases to serve as a Director or as a member of the board of directors of any successor to the Company, unless such cessation is due to the Director’s voluntary resignation;
(v)the expiration of the annual term of the Participant if the Participant elects not to stand for re-election as a Director; or
(vi)any date upon which vesting is accelerated by the Committee in its discretion in accordance with the terms of the Plan.
Notwithstanding the foregoing, if the Participant makes a deferral election in accordance with the Company’s Deferral Rules and Procedures on or after the first day of the calendar year in which the RSU is awarded (as permitted by Section 409A with respect to certain forfeitable rights), such Participant may be vested only upon a date or event described in Section 4(a)(i) through (iv) and if such event is a Change of Control, only if such Change of Control is a change in control event described in Treas. Reg. §1.409A-3(i)(5).

(b)Termination of Service. On the date of the Participant’s cessation of Service, all unvested RSUs that do not vest upon such cessation of Service in accordance with this Agreement shall be forfeited to the Company.
(c)Certain Definitions.
(i)“Service” means the period during which the Participant is a Director.
(ii)“Disabled” or “Disability” means that the Participant either:
(A)is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
(B)is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
5.Dividend Equivalents. If a cash dividend is declared and paid by the Company with respect to the Common Stock during the Restriction Period, the Participant shall be eligible to receive a cash payment equal to the total cash dividend the Participant would have received had the RSUs been actual shares of Common Stock (“Dividend Equivalents”), provided that the Participant vests in the RSUs. Any such cash payment shall be made on the Vesting Date. After the Vesting Date and prior to the settlement date, as defined in Section 6 (the “Settlement Date”), the Participant shall be entitled to receive payment of Dividend Equivalents on the date that the dividends are payable to holders of the Company’s Common Stock.
6.Conversion of RSUs; Issuance of Common Stock. Except as otherwise provided in Section 9, the Company shall cause one share of Common Stock to be issued for each vested RSU on the Settlement Date, as defined below:
(a)For a Participant who does not elect to defer the Settlement Date pursuant to the Deferral Rules and Procedures, the Settlement Date shall be the Vesting Date or any date after the Vesting Date which is no later than the first to occur of (a) March 15th following the calendar year in which the Vesting Date occurred, or (b) 90 days following the Vesting Date; and
(b)For a Participant who elects to defer the Settlement Date pursuant to the Deferral Rules and Procedures, the Settlement Date shall be such date as the Participant elected, in accordance with such procedures, to have the RSUs converted to shares of Common Stock, except that in the event the Vesting Date is accelerated due to the Participant’s death, Disability or pursuant to a Change of Control, the Settlement Date shall be the date described in Section 6(a) if the Participant’s deferral election was permitted pursuant to Treas. Reg. §1.409A-2(a)(5) (relating to initial deferral elections with respect to certain forfeitable rights) and was not otherwise permissible under Treas. Reg. §1.409A-2.
Any issuance of Common Stock shall be in book-entry form, registered in the Participant’s name (or in the name of the Participant’s Representative, as the case may be), in payment of whole RSUs. Any fractional shares of Common Stock that would otherwise be issued to the Participant shall instead be paid in the form of cash.

7.Fair Market Value of Common Stock. The fair market value (“Fair Market Value”) of a share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price of a share of Common Stock as reported by the New York Stock Exchange (or such other exchange on which the shares of Common Stock are primarily traded) for the applicable date or if no prices are reported for that day, the last preceding day on which such prices are reported (or, if for any reason no such price is available, the Fair Market Value shall be determined by the Company in its sole discretion in accordance with the Plan).
8.Section 409A. The Company intends that the Award hereunder shall either be exempt from the application of, or compliant with, the requirements of Section 409A and this Agreement shall be interpreted and administered in accordance with such intent. In no event shall the Company and/or its Affiliates be liable for any tax, interest or penalties that may be imposed on the Participant (or the Participant’s estate) under Section 409A.
9.Shares to be Issued in Compliance with Federal Securities Laws and Exchange Rules. No shares issuable upon the vesting of the RSUs shall be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (“Act”) (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The Company shall use its best efforts and take all necessary or appropriate actions to ensure that such full compliance on the part of the Company is made. By signing this Agreement, the Participant represents and warrants that none of the shares to be acquired in settlement of the RSUs will be acquired with a view towards any sale, transfer or distribution of said shares in violation of the Act, and the rules and regulations promulgated thereunder, or any applicable “blue sky” laws, and that the Participant hereby agrees to indemnify the Company in the event of any violation by the Participant of such Act, rules, regulations or laws. The Company will use its best efforts to complete all actions necessary for such compliance so that settlement can occur within the period specified in Section 6; provided that if the Company reasonably anticipates that settlement within such period will cause a violation of applicable law, settlement may be delayed provided that settlement occurs at the earliest date at which the Company reasonably anticipates that such settlement will not cause a violation of applicable law, all in accordance with Treas. Reg. §1.409A-2(b)(7)(ii).
10.Certain Adjustments. If, during the term of this Agreement, there shall be any equity restructurings (within the meaning of FASB Accounting Standards Codification® Topic 718) that causes the per share value of a share of Common Stock to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, and similar matters, the Committee shall make or cause to be made an equitable adjustment to the number and kind of RSUs subject to the Award. If, during the term of this Agreement, there shall be any other changes in corporate capitalization, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the RSUs in a manner consistent with Sections 4.3 and 21.2 of the Plan. The Committee’s determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional RSUs shall be issued under the Plan on any such adjustment.
11.Participation by Participant in Other Company Plans. Nothing herein contained shall affect the right of the Participant to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any Affiliate of the Company in which non-employee Directors are otherwise eligible to participate.
12.No Right to Continue as a Director. Nothing herein contained shall be construed as an agreement by the Company, expressed or implied, that the Participant has a right to continue as a Director for any period of time or at any particular rate of compensation.
13.Death of the Participant. In the event of the Participant’s death prior to the Settlement Date, delivery of shares of Common Stock pursuant to Section 6 shall be made to the duly appointed and qualified executor or other personal representative of the Participant, to be distributed in accordance with the Participant’s will or applicable intestacy law.
14.Arbitration. In lieu of litigation by way of court or jury trial, any dispute or controversy arising hereunder shall be settled by arbitration pursuant to the terms of this paragraph.  The parties agree that this Agreement provides sufficient consideration for that obligation and the mutual promises to arbitrate also constitutes consideration for this agreement to arbitrate.  The following terms and conditions shall apply to such arbitration hereunder. The arbitration shall be conducted before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect, and shall be governed by the Federal Arbitration Act. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Unless provided otherwise in the arbitrator’s award, each party will pay its own attorneys’ fees and costs. To the extent required by law or the AAA Rules, all administrative costs of arbitration (including filing fees) and the fees of the arbitrator will be paid by the Company. The Participant and the Company waive the right for any dispute to be brought, heard, decided, or arbitrated as a class and/or collective action (or joinder or consolidation with claims of any other person), and the parties agree that, regardless of anything else in this arbitration provision or the AAA Rules, the interpretation, applicability, enforceability or formation of the class action waiver in this provision may only be determined by a court and not an arbitrator.  Regardless of anything else in this Agreement, this arbitration provision may not be modified or terminated absent a writing signed by the Participant and the Company stating an intent to modify or terminate the arbitration provision.
15.Governing Law. Except as otherwise provided in Section 14, this Agreement and any disputes hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without application of its conflicts of laws principles.
16.Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the RSUs granted hereby and may not be amended except in a writing signed by both the Company and the Participant or his or her Representative. If any provision of this Agreement is deemed invalid, it shall be modified to the extent possible and minimally necessary to be enforceable, and, in any event, the remainder of this Agreement will be in full force and effect.

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